Exhibit 99.1
News Release
For Immediate Release: August 12, 2025

H&R Block Reports Fiscal 2025 Results and Provides Fiscal 2026 Outlook
- Delivered Revenue Growth of 4% and Earnings per Share Growth of 7% -
- Returned $600 Million to Shareholders via Dividends and Share Repurchases -
- Increases Quarterly Dividend by 12% -

KANSAS CITY, Mo., August 12, 2025 (GLOBE NEWSWIRE) -- H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2025 year ended June 30, 2025.
"Fiscal 2025 marked another year of meaningful progress in our transformation journey, with strong revenue growth, disciplined capital allocation, and continued innovation across our client offerings,” said Jeff Jones, president and chief executive officer. “As we look ahead, we are intensifying efforts to engage clients with more complex needs, expanding our small business reach, and further leveraging technology and AI to deliver greater business efficiencies and seamless, personalized experiences that distinguish H&R Block in the marketplace."
Fiscal 2025 Results and Key Financial Metrics
"We are pleased to have delivered strong revenue growth in fiscal 2025, propelled by a robust NAC across both Assisted and DIY and increased company-owned Assisted volume, including a landmark year for our small business operations," said Tiffany Mason, chief financial officer. "As we enter fiscal 2026, we remain committed to providing a compelling value proposition to our clients, maintaining our disciplined capital allocation strategy, and continuing to deliver meaningful, long-term value for our shareholders."
Total revenue of $3.8 billion increased by $150.6 million, or 4.2%, primarily due to an increase in overall net average charge (NAC) and higher company-owned return volumes in the U.S., partially offset by lower interest and fee income on Emerald Advance.
Total operating expenses of $2.9 billion increased by $128.0 million, or 4.6%, primarily due to higher compensation and benefits, marketing, consulting, technology and legal costs, partially offset by lower bad debt.
Net income from continuing operations increased $11.5 million, or 1.9%, to $609.5 million.
Earnings per share from continuing operations2 of $4.42 increased by $0.28, or 6.8%; adjusted earnings per share from continuing operations2 of $4.66 increased by $0.25, or 5.7%, due to fewer shares outstanding from share repurchases and higher net income.
During the fourth quarter of fiscal 2025, the Company expected to recognize a one-time tax benefit related to the closure of various matters under examination that would have increased the Company's
1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are from continuing operations and based on weighted average fully diluted shares over the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

earnings per share by approximately $0.50. Due to external factors beyond the Company's control, the completion of these matters was delayed beyond fiscal 2025.
Capital Allocation
▪The Company announced today that the Board of Directors increased the quarterly dividend by 12%, representing eight consecutive annual increases. The quarterly cash dividend is now $0.42 per share, payable on October 6, 2025 to shareholders of record as of September 4, 2025.
▪In fiscal 2025, the Company repurchased and retired approximately 6.5 million shares, or 4.7% of shares outstanding, at an aggregate price of $400.1 million, or $61.10 per share.
▪The Company has approximately $1.1 billion remaining on its $1.5 billion share repurchase program.
H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has returned more than $4.5 billion to shareholders in the form of dividends and share repurchases, buying back over 43% of its shares outstanding3.
Fiscal Year 2026 Outlook
For fiscal year 2026, the Company expects:
▪Revenue to be in the range of $3.875 to $3.895 billion.
▪EBITDA4 to be in the range of $1.015 to $1.035 billion.
▪Effective tax rate to be approximately 25%.
▪Adjusted Diluted Earnings Per Share4 to be in the range of $4.85 to $5.00.
Conference Call & Webcast
The Company will host a conference call for analysts and investors to discuss fiscal 2025 results, outlook, and give a general business update at 4:30 p.m. ET on Tuesday, August 12, 2025. To join live, participants must register at https://register.vevent.com/register/BIde20112dcb6f48afb47e1f4828d62d83. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/yzzds4pa and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
2 All per share amounts are from continuing operations and based on weighted average fully diluted shares over the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3 Shares outstanding calculated as of April 30, 2016.
4 EBITDA from continuing operations and Adjusted Diluted EPS are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information

Investor Relations:	Jessica Hazel, (816) 854-4214, jessica.hazel@hrblock.com
Media Relations:	Media Desk, mediadesk@hrblock.com

TABLE FOLLOWS

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended June 30,		Year ended June 30,
	2025	2024	2025	2024
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$686,009	$652,405	$2,413,229	$2,274,835
Royalties	49,565	51,732	192,877	204,802
DIY tax preparation	152,092	134,283	383,738	349,812
Refund Transfers	22,297	21,357	137,526	142,249
Peace of Mind® Extended Service Plan	32,459	33,987	87,326	93,087
Tax Identity Shield®	14,973	16,576	29,920	33,386
Other	18,103	18,918	58,318	51,555
Total U.S. tax preparation and related services	975,498	929,258	3,302,934	3,149,726
Financial services:
Emerald Card® and SpruceSM	13,719	14,600	72,888	76,093
Interest and fee income on Emerald Advance®	2,364	4,231	28,958	40,933
Total financial services	16,083	18,831	101,846	117,026
International	89,889	88,725	246,993	247,123
Wave	29,541	25,816	109,222	96,472
Total revenues	$1,111,011	$1,062,630	$3,760,995	$3,610,347
Compensation and benefits:
Field wages	244,785	218,473	927,360	869,002
Other wages	76,312	76,694	306,999	298,819
Benefits and other compensation	61,998	57,759	250,729	228,723
	383,095	352,926	1,485,088	1,396,544
Occupancy	112,842	112,618	438,868	432,461
Marketing and advertising	64,298	66,612	285,800	277,747
Depreciation and amortization	29,580	30,780	116,827	121,784
Bad debt	11,959	23,963	74,584	91,523
Other	137,958	124,900	531,858	485,011
Total operating expenses	739,732	711,799	2,933,025	2,805,070

Other income (expense), net	12,331	15,143	31,546	36,125
Interest expense on borrowings	(15,828)	(15,776)	(78,113)	(79,080)
Income from continuing operations before income taxes	367,782	350,198	781,403	762,322
Income taxes	67,373	91,832	171,953	164,359
Net income from continuing operations	300,409	258,366	609,450	597,963
Net loss from discontinued operations	(970)	(549)	(3,677)	(2,646)
Net income	$299,439	$257,817	$605,773	$595,317

DILUTED EARNINGS PER SHARE:
Continuing operations	$2.21	$1.82	$4.42	$4.14
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.02)
Consolidated	$2.20	$1.81	$4.39	$4.12

WEIGHTED AVERAGE DILUTED SHARES	135,318	141,761	137,340	143,890

Adjusted diluted EPS(1)	$2.27	$1.89	$4.66	$4.41
EBITDA(1)	$413,190	$396,754	$976,343	$963,186

(1)     All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of June 30,	2025	2024

ASSETS
Cash and cash equivalents	$983,277	$1,053,326
Cash and cash equivalents - restricted	19,862	21,867
Receivables, net	63,621	69,075
Prepaid expenses and other current assets	95,788	95,208
Total current assets	1,162,548	1,239,476
Property and equipment, net	135,068	131,319
Operating lease right of use asset	521,215	461,986
Intangible assets, net	259,412	264,102
Goodwill	802,053	785,226
Deferred tax assets and income taxes receivable	317,691	271,658
Other noncurrent assets	65,911	65,043
Total assets	$3,263,898	$3,218,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$144,046	$155,830
Accrued salaries, wages and payroll taxes	107,375	105,548
Accrued income taxes and reserves for uncertain tax positions	296,244	318,830
Current portion of long-term debt	349,893	—
Operating lease liabilities	209,203	206,070
Deferred revenue and other current liabilities	191,849	191,050
Total current liabilities	1,298,610	977,328
Long-term debt	1,143,305	1,491,095
Deferred tax liabilities and reserves for uncertain tax positions	306,134	291,063
Operating lease liabilities	322,847	265,373
Deferred revenue and other noncurrent liabilities	104,106	103,357
Total liabilities	3,175,002	3,128,216
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,644	1,709
Additional paid-in capital	766,998	762,583
Accumulated other comprehensive loss	(47,755)	(48,845)
Retained earnings	12,061	12,654
Less treasury shares, at cost	(644,052)	(637,507)
Total stockholders' equity	88,896	90,594
Total liabilities and stockholders' equity	$3,263,898	$3,218,810

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended June 30,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$605,773	$595,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,827	121,784
Provision for credit losses	65,191	82,567
Deferred taxes	(34,612)	(40,940)
Stock-based compensation	32,503	34,277
Changes in assets and liabilities, net of acquisitions:
Receivables	(62,247)	(108,394)
Prepaid expenses and other current and noncurrent assets	3,183	(7,287)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(23,009)	(4,662)
Deferred revenue, other current and noncurrent liabilities	(1,575)	(28,507)
Income tax receivables, accrued income taxes and income tax reserves	(20,613)	75,444
Other, net	(538)	1,261
Net cash provided by operating activities	680,883	720,860

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,034)	(63,678)
Payments made for business acquisitions, net of cash acquired	(35,518)	(43,358)
Franchise loans funded	(21,705)	(18,891)
Payments from franchisees	23,786	24,926
Other, net	10,098	7,143
Net cash used in investing activities	(105,373)	(93,858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(1,950,000)	(1,025,000)
Proceeds from line of credit borrowings	1,950,000	1,025,000
Dividends paid	(197,330)	(179,775)
Repurchase of common stock, including shares surrendered	(437,133)	(379,569)
Other, net	(12,980)	(4,967)
Net cash used in financing activities	(647,443)	(564,311)

Effects of exchange rate changes on cash	(121)	(2,814)

Net increase (decrease) in cash and cash equivalents, including restricted balances	(72,054)	59,877
Cash, cash equivalents and restricted cash, beginning of the year	1,075,193	1,015,316
Cash, cash equivalents and restricted cash, end of the year	$1,003,139	$1,075,193

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$226,820	$131,173
Interest paid on borrowings	74,639	75,694
Accrued additions to property and equipment	2,591	3,052
Accrued dividends payable to common shareholders	50,208	44,653

				(in 000s)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2025	2024	2025	2024

Net income - as reported	$299,439	$257,817	$605,773	$595,317
Discontinued operations, net	970	549	3,677	2,646
Net income from continuing operations - as reported	300,409	258,366	609,450	597,963
Add back:
Income taxes	67,373	91,832	171,953	164,359
Interest expense	15,828	15,776	78,113	79,080
Depreciation and amortization	29,580	30,780	116,827	121,784
	112,781	138,388	366,893	365,223
EBITDA from continuing operations	$413,190	$396,754	$976,343	$963,186

	(in 000s, except per share amounts)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2025	2024	2025	2024

Net income from continuing operations - as reported	$300,409	$258,366	$609,450	$597,963
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	11,357	13,142	44,673	50,835
Tax effect of adjustments(1)	(2,754)	(2,936)	(10,865)	(11,751)
Adjusted net income from continuing operations	$309,012	$268,572	$643,258	$637,047
Diluted earnings per share from continuing operations - as reported	$2.21	$1.82	$4.42	$4.14
Adjustments, net of tax	0.06	0.07	0.24	0.27
Adjusted diluted earnings per share from continuing operations	$2.27	$1.89	$4.66	$4.41

(1) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.